                                                                   EXHIBIT 10.27




                   LONG-TERM INCENTIVE PLAN FOR RAKESH K. KAUL



                  1. PURPOSE. The purpose of this Long-Term Incentive Plan for Rakesh K. Kaul (the "Plan") is to promote an alignment of the interests of Rakesh K. Kaul ("Kaul"), who will have a significant impact on the long-term success of Hanover Direct, Inc. (the "Company"), with the interests of the Company and its shareholders by affording Kaul a proprietary interest in the Company's growth while providing Kaul with an incentive to make a personal financial investment in the Company and to remain in the Company's employ.

                  2. ADMINISTRATION. The Plan shall be administered by the Compensation Committee of the Company's Board of Directors (the "Committee"). The Committee shall consist of two or more members and shall be constituted in such a manner as to satisfy the requirements of applicable law, the provisions of Rule 16b-3 under the Securities Exchange Act of 1934 or any successor rule, and the provisions of Section 162(m)(4)(C)(i) of the Internal Revenue Code of 1986, as amended. The Committee shall have full power and authority to grant awards hereunder and to administer and interpret the Plan and to adopt such rules, regulations, agreements, guidelines, and instruments for the administration of the Plan as it deems necessary or advisable.

                  3. ELIGIBILITY. Kaul shall be the only person eligible to participate in the Plan.

                  4. THE SHARES. The shares that may be purchased by Kaul under the Plan shall not exceed an aggregate of 7,000,000 shares (subject to adjustment pursuant to Section 6) of common stock of the Company, par value $.66-2/3 per share ("Common Stock"). Except in the case of the NAR Options (as hereinafter defined), such shares of Common Stock shall be set aside out of the authorized but unissued shares of Common Stock not reserved for any other purpose or out of previously issued shares acquired by the Company and held in its treasury. The shares of Common Stock subject to the NAR Options are shares owned by NAR Group Limited.

                  5. AWARDS. The following awards shall be granted under the
Plan:

                  a. Tandem Stock Purchase Right. The right to purchase 1,000,000 shares of Common Stock at a price equal to their fair market value. For purposes of the Plan, fair market value shall mean the average of the high and low per-share sale prices of the Common Stock on the American Stock Exchange, as determined by the Committee, on the date of purchase. Twenty percent of the purchase price for such shares shall be paid in cash, and 80% shall be financed with a nonrecourse Note in substantially the form set forth in APPENDIX A hereto, secured by a pledge of the shares of Common Stock acquired in such purchase pursuant to a Pledge Agreement in substantially the form set forth in APPENDIX B hereto. The Company shall pay the Executive on before the date of such purchase a sign-on bonus equal to the portion of the purchase price required to be paid in cash, and shall pay the Executive, on or before each due date during the Term of any payment of principal and/or interest on the Note, a bonus equal to the amount of such principal and/or interest then due.

                  b. Tandem Option. An option (the "Tandem Option") to purchase 2,000,000 shares of Common Stock, the terms of which option shall be as set forth in APPENDIX C. The granting of this option shall be conditioned upon Kaul's purchase of 1,000,000 shares of Common Stock pursuant to his exercise of the tandem stock purchase right described in the preceding paragraph.

                  c. Performance Year Option. An option (the "Performance Year Option") to purchase 1,000,000 shares of Common Stock, the terms of which option shall be as set forth in APPENDIX D.

                  d. Closing Price Option. An option (the "Closing Price Option") to purchase 2,000,000 shares of Common Stock, the terms of which option shall be as set forth in APPENDIX E.

                  e. NAR Options. Four options (the "NAR Options") for the purchase of 250,000 shares of Common Stock each, to be granted by NAR Group Limited. The terms of such options shall be as set forth in APPENDICES F-1 through F-4, respectively.

All awards under the Plan shall be granted on or before September 1, 1996.

                  6. ADJUSTMENT OF AND CHANGES IN SHARES. In the event of any change in the outstanding Common Stock by reason of any stock dividend, stock split, combination of shares, recapitalization, or other similar change in the capital stock of the Company, or in the event of the merger or consolidation of the Company into or with any other corporation or the reorganization of the Company, the number of shares covered by each outstanding award granted under the Plan, the number of shares as to which an option is vested under the Plan, the option price per share of each option granted under the Plan, the total number of shares for which awards may be granted under the Plan, and the maximum number of shares for which options may be granted to Kaul, shall be appropriately adjusted by the Committee to preserve the value of the award. If, before the granting of the Tandem Stock Purchase Right, the Tandem Option, or the NAR Options, respectively, a distribution is made on the shares of Common Stock of rights or warrants to purchase securities of the Company, there shall be added to the shares subject to such stock purchase right or option ("Award Shares") the number and kind of securities of the Company which would have been issued on the exercise of the rights or warrants that would have been distributed with respect to such number of Award Shares.

                  7. EFFECTIVENESS OF PLAN. The Plan shall be effective as of the date of its adoption by the Committee, subject to approval thereof at a meeting of shareholders by the holders of a majority of the shares of Common Stock present and entitled to vote at the meeting. In the event the shareholders fail to approve the Plan, any awards shall be rescinded and all actions taken hereunder shall be null and void.

                  The Plan shall terminate on December 31, 1996. Any option outstanding at the time of such termination, whether or not vested, shall remain in effect in accordance with its terms and those of the Plan.


                                      -3-